GUARANTEED PROMISSORY NOTE



U.S. $25,000,000                                            February 22, 2001


     FOR VALUE RECEIVED as a loan, the undersigned PANAMCO DE VENEZUELA S.A., a corporation duly constituted and domiciled in Venezuela (the "Borrower"), unconditionally promises to pay to the order of THE CHASE MANHATTAN BANK (the "Bank"), at its principal office, 270 Park Avenue, New York, New York 10017 (the "Principal Office"), the principal sum of TWENTY FIVE MILLION UNITED STATES DOLLARS (U.S. $25,000,000) on the Maturity Date (as defined below).

     The Borrower promises to pay interest on the unpaid balance of the Loan (as defined below) from and including the date of such Loan to but excluding the date such Loan is due at a rate per annum for such period equal to the Eurodollar Rate (as defined below) for each Interest Period (as defined below) for such Loan during such period plus the Margin (as defined below), subject to the provisions of Section 3(c) hereof. Accrued interest shall be payable on each Interest Payment Date, provided that interest payable at the Default Rate (as defined below) pursuant to Section 3(c) hereof shall be payable upon demand.

     All payments hereunder shall be made in U.S. Dollars and in immediately available funds, without deduction, set-off or counterclaim. The Bank shall maintain on its books records setting forth the amounts of principal, interest and other sums paid or payable by the Borrower from time to time hereunder. In the event of any dispute, action or proceeding relating to this Note, such records shall be conclusive in the absence of manifest error.

     1. Certain Definitions. As used herein, the following terms shall have the corresponding meanings.

     (a) "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, Caracas and Panama City and which is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

     (b) "Closing Date" means the date hereof.

     (c) "Commitment" means U.S. $25,000,000.

     (d) "Default Rate" means, in respect of any amount not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to a fixed rate of 2.00% above the rate of interest applicable to principal hereof (including the Margin) at the time of default until the end of the then current Interest Period and, thereafter, a floating rate 2% above the Variable Rate.

     (e) "Drawdown Date" means the date on which the Bank makes the Loan to the Borrower, such date to occur on or prior to February 28, 2001.

     (f) "Eurodollar Base Rate" means, with respect to any Interest Period for the Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the principal office of the Bank in London at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Banking Days prior to the date which is the first date of such Interest Period for the offering by the Bank to leading banks in the London interbank market of U.S. Dollar deposits having a term comparable to the Loan and in an amount comparable to the principal amount of the Loan.

     (g) "Eurodollar Rate" means the Eurodollar Base Rate divided by 1 minus the Reserve Requirement.

     (h) "Event of Default" shall have the meaning set forth in Section 10 hereof.

     (i) "Federal Funds Rate" means, with respect to the Loan when accruing interest at the Variable Rate (i) for the first day of the Loan is to accrue interest at the Variable Rate, the rate per annum at which U.S. Dollar deposits with an overnight maturity and in a comparable principal amount to the Loan are offered by the Bank in the Federal funds market at approximately the time the Loan is to commence accrual of interest at the Variable Rate on such day, and (ii) for each day thereafter that the Loan is outstanding and accruing interest at the Variable Rate, the rate per annum at which U.S. Dollar deposits with an overnight maturity and in a comparable principle amount to the Loan are offered by the Bank in the Federal funds market at approximately the time the Borrower notifies the Bank pursuant to Section 5(c) hereof of its election to continue the Loan accruing interest at the Variable Rate; provided that if the Borrower fails to notify the Bank pursuant to Section 5(c) of its election to continue or repay the Loan, the rate per annum determined by the Bank to be its cost of funding such Loan for such day; and (b) any other amount hereunder which bears interest at the Variable Rate, the rate per annum at which U.S. Dollar deposits with an overnight maturity and in a comparable amount are offered by the Bank in the Federal funds market at approximately 2:00 p.m. New York City time.

     (j) "Guaranty" means the Guaranty dated the Closing Date issued by the Guarantor in favor of the Bank and/or any of its subsidiaries or affiliates, as amended from time to time.

     (k) "Guarantor" means Panamerican Beverages Inc., a company duly constituted and domiciled in Panama.

     (l) "Indebtedness" means, with respect to any Person, any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, pursuant to a lease with substantially the same economic effect as any such agreement or instrument, or any such agreement, instrument or arrangement secured by any lien or other encumbrance upon any property owned by such Person, even though such Person has not assumed or become liable for the payment of any money under such agreement, instrument or arrangement, to which such Person is a party as debtor, borrower or guarantor.


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     (m) "Interest Payment Date" for the Loan means (i) the Maturity Date of the Loan, (ii) the date of each three month interval after the first day of the Loan and (iii) the date of any prepayment or repayment of principal of the Loan.

     (n) "Interest Period" for the Loan means the period commencing on the date of the Loan and ending on the numerically corresponding day in each three month period thereafter; provided, however, that: (A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period; and (C) if any Interest Period includes a date on which a payment of principal of the Loan is required to be made but does not end on such date, then (x) the principal amount of the Loan required to be paid on such date shall have an Interest Period ending on such date and (y) the remainder (if any) of the Loan shall have an Interest Period determined as set forth above.

     (o) "Loan" shall have the meaning set forth in Section 2.

     (p) "Margin" shall mean 1.75% per annum.

     (q) "Maturity Date" means February 21, 2001.

     (r) "Note" means this Promissory Note.

     (s) "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

     (t) "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Bank as its prime rate in effect at its principal office in New York City; any change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     (u) "Regulatory Change" means any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D (as defined in the definition of Reserve Requirement)) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     (v) "Reserve Requirement" means, with respect to any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period under Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time

("Regulation D") by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against "Eurocurrency Liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined or
(ii) any category of extensions of credit or other assets which includes the Loan evidenced by this Note.

     (w) "Subsidiary" means, with respect to the Borrower, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled directly or indirectly by the Borrower.

     (x) "Variable Rate" means, for any day, the higher of (i) Federal Funds Rate for such day plus 1/2 of 1% and (ii) the Prime Rate.

     (y) "Venezuela" means The Republic of Venezuela.

     (z) "Syndicated Facility" means the U.S.$265,000,000 Amended and Restated Credit Agreement entered into by the Guarantor on November 21, 2000.

     2. The Loan.


     (a) The Bank agrees, on the terms and conditions of this Note, to make one loan (the "Loan") to the Borrower on the Drawdown Date in an aggregate principal amount up to but not exceeding the aggregate amount of the Commitment.

     (b) The Borrower may borrow the Loan by giving the Bank notice by 12:00 noon, New York City time, at least three Banking Days prior to the date of such borrowing.

     (c) Amounts that are prepaid may not be reborrowed.

     3. Payments; Prepayments; Fees.

     (a) Place and Time of Payment. All payments of principal of and interest on this Note and all other amounts payable hereunder shall be made by deposit to account no. 544748148 of the Bank at the Principal Office not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Bank may designate in writing to the Borrower.

     (b) Payments to be on Banking Days. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (unless such next succeeding Banking Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Banking Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.


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


     (c) Interest on Overdue Principal and Other Amounts. In the event that any principal hereof, any interest hereon or any other amount payable by the Borrower hereunder is not paid when due (by reason of demand or otherwise) in accordance with the terms of this Note, the Borrower will pay, to the extent permitted by applicable law, interest on such past-due amount from the date such amount becomes due until the date the same is paid in full, at a rate per annum equal to the Default Rate in effect from time to time.

     (d) Voluntary Prepayments. The Borrower may, upon five Banking Days' notice to the Bank, prepay this Note on any Banking Day; provided, however, that (x) the minimum amount of any such prepayment shall be $1,000,000.00 or any larger multiple thereof and (y) such prepayment is made together with accrued interest and any break-funding amounts due pursuant to Section 5(b).

     4. Interest. All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.

     5. Additional Costs, Etc.; Illegality

     (a) If as a result of any Regulatory Change, the Bank determines that the cost to the Bank of making or maintaining the Loan is increased, or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby, then the Borrower shall pay to the Bank on demand such additional amount or amounts as the Bank determines will compensate the Bank for such increased cost, reduction or payment.

     (b) The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to any prepayment of any Loan.

         (c) Notwithstanding any other provision in this Note, in the event that it becomes unlawful for the Bank or its lending office to honor its obligation to make or maintain the Loan bearing interest at the Eurodollar Rate, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or maintain the Loan bearing interest at the Eurodollar
Rate shall be suspended until such time as the Bank may again make and maintain the Loan bearing such interest rate, and the interest rate on the Loan shall be automatically converted to the Variable Rate on the date specified by the Bank in such notice, unless the Bank shall have received written notice from the Borrower of its decision to prepay the Loan and such notice is received by the Bank prior to 11:30 a.m. on the day of such prepayment.

     6. Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto, excluding taxes imposed on or measured by the net income or capital of the Bank by the jurisdiction (or any political subdivision of such jurisdiction) in which the Bank's lending office is located or under which the Bank is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter called "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (x) the Borrower shall forthwith pay to the Bank such additional amount as may be necessary so that after making all required deductions for Taxes (including deductions applicable to additional amounts payable under this Section 6) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

     (b) Payment of Stamp Taxes. In addition, the Borrower shall pay any present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies which arise in any jurisdiction from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Note (all such taxes, charges or levies being herein called "Other Taxes").

     (c) Reimbursement of Taxes Paid by the Bank. The Borrower will reimburse the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 6) paid by the Bank or any liabilities (including, without limitation, penalties, interest and expenses other than those attributable to the gross negligence of the Bank) arising therefrom or with respect thereto. Reimbursement under this Section 6(c) for any Taxes, Other Taxes or liabilities shall be made within 30 days from the date the Bank makes written demand therefor.

     (d) Tax Certificates. Within 45 days after the date of any payment of Taxes, the Borrower will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

     7. Conditions Precedent to the Loan.


     In addition to having received a notice of borrowing as set forth in
Section 2(b) hereof, the obligation of the Bank to make the Loan hereunder is subject to the condition precedent that the following conditions shall have been fulfilled to the satisfaction of the Bank and its counsel on or before the Drawdown Date:

     (a) Guaranty. The Bank shall have received a duly executed copy of the Guaranty.


     (b) Corporate Documents. The Bank shall have received certified copies of the charter and by-laws (or equivalent documents) of the Borrower and the Guarantor and of all corporate authority for the Borrower and the Guarantor (including, without limitation, board of director resolutions, powers of attorney and evidence of the incumbency of officers) with respect to the execution, delivery and performance of this Note and the Guaranty and each other document to be delivered by the Borrower in connection with the Loan and the Guarantor in connection with the Guaranty.

     (c) Opinion of Counsel. The Bank shall have received (i) an opinion, dated the Drawdown Date, from Rafael Villegas Ascanio, special Venezuelan counsel to the Borrower, satisfactory in form and substance to the Bank, and in each case covering such other matters as the Bank may reasonably request (and the Borrower shall have instructed such counsel to deliver such opinion to the Bank) and (ii) an opinion dated the Drawdown Date, from Arias, Fabrega & Fabrega, special Panamanian counsel to the Guarantor satisfactory in form and substance to the Bank, and in each case covering such other matters as the Bank may reasonably request (and the Guarantor shall have instructed such counsel to deliver such opinion to the Bank).

     (d) Process Agent Acceptance. The Bank shall have received an executed letter, in form and substance satisfactory to the Bank, from a process agent, located in New York State and acceptable to the Bank, acknowledging such agent's acceptance of its appointment as agent for service of process with respect to the Borrower and the Guarantor.

     (e) No Material Adverse Change. There shall not have occurred any event which, in the opinion of the Bank, would involve a material adverse change in the economic or financial condition of the Borrower or the Guarantor or in general market conditions.

     (f) No Event of Default; Accuracy of Representations and Warranties. On the Drawdown Date, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof (x) no Event of Default or an event that with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing; and
(y) the representations and warranties made by the Borrower in Section 8 hereof and the Guarantor in Section 9 of the Guaranty shall be true and correct on and as of such Drawdown Date.

     (g) Government Approvals. The Bank shall have received certified copies of English language translations of all approvals and consents required by any governmental authority for the incurrence by the Borrower of the Loan and for the issuance by the Guarantor of the Guaranty.

     (h) Other Documents. The Bank shall have received such other documents as the Bank or its counsel may reasonably request.

     8. Representations and Warranties. The Borrower represents and warrants to the Bank as follows:

     (a) Incorporation and Existence. The Borrower is a company duly organized and validly existing under the laws of Venezuela and has the power and authority to execute and deliver this Note, to incur the obligations to be incurred by it hereunder and to perform and observe the provisions hereof.

     (b) Corporate Power and Authority. The Borrower has taken all necessary action to authorize the execution and delivery of this Note and all other documents to be executed and delivered by it in connection herewith and the performance of its obligations hereunder.

     (c) Legally Enforceable Note. This Note has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (d) Governmental Authorizations. All governmental authorizations, if any, and actions of any kind necessary for the due execution, delivery and performance of this Note by the Borrower or required for the validity or enforceability against the Borrower of this Note, have been obtained or performed and are valid and subsisting in full force and effect.

     (e) Consent and Approvals. No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under, this Note, and such execution, delivery and performance will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any agreement, instrument, judgment, order, statute, rule or regulation applicable to the Borrower or to any of its property.

     (f) Pari Passu Status. The payment obligations of the Borrower under this Note rank at least pari passu with all of its other unsecured Indebtedness, whether now existing or hereafter outstanding, except for obligations accorded preference by mandatory provisions of law.

     (g) Absence of Litigation. There are no actions, proceedings or claims pending or, to the knowledge of the Borrower, threatened, the adverse determination of which might have a materially adverse effect on the financial condition of the Borrower or impair its ability to perform its obligations under, or affect the validity or enforceability of, this Note.

     (h) Withholding. Except for the 4.95% withholding tax imposed by Venezuela, to be applied on interest payments made to banks incorporated outside of Venezuela, no withholding in respect of any taxes imposed by or within Venezuela or any political subdivision or taxing authority thereof or therein is required to be made from any payment by the Borrower under this Note.

     (i) Waiver of Sovereign Immunity; Commercial Activity. Neither the Borrower nor its property has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect of any action or proceeding relating in any way to this Note that may be brought in the courts of Venezuela. The execution, delivery and performance of this Note by the Borrower constitute commercial transactions.


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


     (j) Use of Proceeds. The Borrower is a non-United States resident and the proceeds of the Loan shall be used for general corporate purposes and only to finance the Borrower's operations outside the United States.

     9. Covenants. From the Closing Date, the Borrower covenants as follows:


     (a) Lines of Business. The Borrower will at all times continue to engage in the same line of business engaged in by the Borrower on the date hereof and will not engage to any substantial extent in any line or lines of business activity other than such current lines of business.

     (b) Limitation on Fundamental Changes. The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or in a series of transactions, a material portion of the property necessary or useful in the conduct of its business.

     (c) Financial Information. The Borrower shall deliver to the Bank promptly, and in any event within 60 days, following the end of each fiscal quarter of the Borrower such financial statements and other financial information concerning the Borrower as the Bank may reasonably request.

     (d) Government Approvals. The Borrower shall maintain and keep in full force and effect all approvals and consents required by any governmental authority for the incurrence of the Loan.

     10. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

     (a) The Borrower fails to pay any principal, interest, or other amount hereunder as and when such amount becomes payable (whether at stated maturity or otherwise); or

     (b) The Borrower fails to perform or observe any covenant or agreement contained herein to be performed or observed by it or any representation or warranty of (i) the Borrower in this Note or (ii) the Guarantor in the Guaranty or (iii) the Borrower or the Guarantor in any other document delivered in connection herewith proves to have been incorrect, incomplete or misleading in any material respect at the time it was made or repeated or deemed to have been made or repeated; or

     (c) The Borrower or any material Subsidiary or the Guarantor (A) fails to pay any of its Indebtedness in an aggregate amount equal to or exceeding U.S. $20,000,000 (or its equivalent in other currencies) as and when such Indebtedness becomes payable (subject to any applicable grace period) (as used in this clause (e), "Indebtedness" shall not include any Indebtedness of the Borrower or any material Subsidiary or the Guarantor owing to any other material Subsidiary or the Borrower or the Guarantor) or (B) fails to perform or observe any material covenant or agreement to be performed or observed by it under one or more agreements or instruments evidencing Indebtedness in an aggregate amount equal to or exceeding U.S. $20,000,000 (or its equivalent in other currencies) (subject to any applicable grace period) if, as a result of such failure, any other party to such agreements or instruments is entitled to exercise, and has not irrevocably waived, the right to accelerate the maturity of any amount owing thereunder; or

     (d) The Borrower or any material Subsidiary or the Guarantor (i) is dissolved, (ii) fails or is unable to pay its debts generally as they become due, (iii) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors' rights that is similar to a bankruptcy law or (iv) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding, or a proceeding is commenced in an involuntary case in bankruptcy in respect of the Borrower or any material Subsidiary or the Guarantor or any property of the Borrower or any such material Subsidiary or the Guarantor if such proceeding is not dismissed or stayed on or before the thirtieth day after the entry thereof or if any such dismissal or stay ceases to be in effect and such proceeding, in the reasonable opinion of the Bank, materially affects the ability of the Borrower to perform its obligations under this Note or the Guarantor to perform its obligations under the Guaranty; or

     (e) Any governmental authorization necessary for the performance of any obligation of the Borrower under this Note or the Guarantor under the Guaranty fails to become or remain valid and subsisting in full force and effect; or

     (f) Any governmental authority or court takes any action that, in the reasonable opinion of the Bank, materially adversely affects the condition of the Borrower or the Guarantor or the ability of the Borrower or the Guarantor to perform their respective obligations under this Note or the Guaranty; or

     (g) The aggregate amount of unsatisfied judgments, decrees or orders for the payment of money against the Borrower or any material Subsidiary or the Guarantor exceeds U.S. $20,000,000 or the equivalent thereof in any other currency or currencies; or

     (h) The Borrower or any material Subsidiary or the Guarantor sells or otherwise disposes of all or a substantial part of its assets or ceases to conduct all or a substantial part of its business as now conducted, or merges or consolidates with any other company without the prior written consent of the Bank, unless the entity surviving such merger or consolidation is the Borrower or the Guarantor; or

     (i) The payment obligations of the Borrower under this Note cease to rank at least pari passu with all of its other unsecured Indebtedness, except for obligations accorded preference by mandatory provisions of law; or

     (j) The Guarantor shall cease at any time to have, directly or indirectly, voting, disposition and economic rights in respect of at least 51% of the outstanding capital stock of the Borrower;or

     (k) The Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder; or

     (l) Any event of default under the Guarantor's Syndicated Facility shall have occurred.

THEN, in any such case, if the Bank shall elect by notice to the Borrower, the unpaid principal amount of this Note, together with accrued interest, shall become forthwith due and payable; provided that in the case of an Event of Default under clause (f) above, the unpaid principal amount of this Note, together with accrued interest, shall immediately become due and payable without any notice or other action by the Bank.

     11. Notices. All notices, requests, demands or communications hereunder shall be in writing and shall be given to or made upon the respective parties hereto at the following addresses:

     If to the Borrower:                           If to the Bank:
     Panamco de Venezuela S.A.                     The Chase Manhattan Bank
     4th Transversal de los Cortijos de Lourdes    270 Park Avenue 19th Floor
     Edificio Panamco Venezuela                    New York, New York 10017
     Caracas, Venezuela 1070                       Attn.:  Linda M. Meyer
     Attn.:  Chief Financial Officer               Tel: (212) 270-6776
     Tel: (582) 203-6411                           Fax: (212) 270-8890
     Fax: (582) 203-6169

     12. Miscellaneous.

     (a) The Borrower waives presentment, notice of dishonor, protest and any other formality with respect to this Note.

     (b) This Note sets forth the entire agreement between the parties hereto, supersedes all prior communications and understandings of any nature and may not be amended, supplemented or altered except in a writing signed by both parties hereto.

     (c) The Borrower agrees to reimburse the Bank on demand for all reasonable costs, expenses and charges (including reasonable fees and charges of external and in-house legal counsel for the Bank) in connection with the preparation, negotiation, execution, interpretation, performance or enforcement of this Note.

     (d) This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any obligations hereunder without the prior written consent of the Bank. The Bank may at any time assign, pledge or otherwise transfer or sell participations in this Note or any of its rights with respect thereto to any third party, including, but not limited, to any Federal Reserve Bank.

     (e) The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Note which is identified by the Borrower as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (A) to any subsidiaries or affiliates of the Bank, (B) to the extent required by statute, rule, regulation or judicial process, (C) to counsel for the Bank,
(D) to bank examiners, auditors or accountants, (E) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Note or the enforcement of rights hereunder, (F) to any actual or prospective assignee or participant, or (G) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided, further, that in no event shall the Bank be obligated or required to return any materials furnished by the Borrower.

     (f) Any suit, action or proceeding against the Borrower with respect to this Note or on any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York or in the courts of Panama or Venezuela, as the Bank may elect in its sole discretion, and the Borrower submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment. The Borrower hereby waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Note brought in such courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Borrower irrevocably appoints CT Corporation System, which currently maintains a New York City office situated at 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A., as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding, and agrees that the failure of such agent to give any notice of any such process or summons to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. So long as the Borrower has any obligation under this Note, it will maintain a duly appointed agent in New York City for the service of such process or summons.

     (g) The Borrower hereby waives any right the Borrower may have to jury trial.

     (h) This Note shall be governed by and interpreted and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

     (i) To the extent that the Borrower may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Note, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Borrower any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Note.

     (j) Each reference in this Note to U.S. Dollars is of the essence. The obligation of the Borrower in respect of any amount due under the Note shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in U.S. Dollars that the Bank may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Banking Day immediately following the day on which the Bank receives such payment. If the amount in U.S. Dollars that may be so purchased for any reasons falls short of the amount originally due, the Borrower shall pay such additional amounts, in U.S. Dollars, as may be necessary to compensate for such a shortfall. Any obligation of the Borrower not discharged by such payment shall be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

     (k) The Borrower acknowledges that the Bank may have and may in the future have investment and commercial banking, trust and other relationships with other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Borrower acknowledges that the Bank may perform its functions in connection with such fiduciary or other relationships without regard to its relationship with the Borrower hereunder. The Bank will not use confidential information obtained from Borrower by virtue of the transactions contemplated by this Note or its other relationships with the Borrower in connection with the performance by the Bank of services for other companies, and the Bank will not furnish any such information to other companies. The Borrower also acknowledges that the Bank has no obligation to use in connection with the transactions contemplated by this Note, or to furnish to the Borrower, confidential information obtained from other companies.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

                                 PANAMCO DE VENEZUELA S.A.


                                 By:
                                    ------------------------------------
                                    Name:
                                    Title:

                                  GUARANTY



     GUARANTY dated as of February 22, 2001 made by PANAMERICAN BEVERAGES INC., a Panamanian corporation (the "Guarantor"), in favor of The Chase Manhattan Bank (the "Bank").

     PRELIMINARY STATEMENTS: The Bank is willing to make a u.s.$25,000,000 loan to PANAMCO DE VENEZUELA S.A. (the "Borrower") (such loan being the "Facility" and any writing evidencing, supporting or securing a Facility being a "Facility Document"). The Guarantor indirectly owns 100% of the stock or other ownership interests of the Borrower and is financially interested in its affairs.

     THEREFORE, in order to induce the Bank to extend credit or give financial accommodation under the Facility, the Guarantor agrees as follows:

     Section 1. Guaranty of Payment. The Guarantor unconditionally and irrevocably guarantees to the Bank the punctual payment of all sums now owing or which may in the future be owing by the Borrower under the Facility, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the "Liabilities"). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Facility Documents. This Guaranty is a guaranty of payment and not of collection only. The Bank shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral. The Guarantor agrees that, as between the Guarantor and the Bank, the Liabilities may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Guarantor for the purposes of this Guaranty.

     Section 2. Guaranty Absolute. The Guarantor guarantees that the Liabilities shall be paid strictly in accordance with the terms of the Facility. The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Facility Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; and (e) any other defense whatsoever which might constitute a defense available to, or discharge of, the Borrower or a guarantor.

     Section 3. Continuing Guaranty. This Guaranty is a continuing guaranty of the payment of all Liabilities now or hereafter existing under the Facility and shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Guaranty and until the Facility are no longer in effect or, if earlier, when the Guarantor has given the Bank written notice that this Guaranty has been revoked; provided that any notice under this Section shall not release the Guarantor from any Liability, absolute or contingent, existing prior to the Bank's actual receipt of the notice at its branches or departments responsible for the Facility.

     Section 4. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by the Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

     Section 5. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Liabilities have been paid in full and the Facility are no longer in effect; provided that if the Guarantor is an "insider" of the Borrower, as such term is defined in Section 101 of the Federal Bankruptcy Code, the Guarantor hereby irrevocably waives any and all right to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder, to be subrogated to the rights of the Bank against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Borrower in respect thereof. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Bank and shall be promptly paid to the Bank to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Facility. If the Guarantor makes payment to the Bank of all or any part of the Liabilities and all the Liabilities are paid in full and commitments under the Facility are no longer outstanding, the Bank shall (subject to the proviso in the first sentence of this Section), at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Liabilities resulting from the payment.

     Section 6. Subordination. Without limiting the Bank's rights under any other agreement, any liabilities owed by the Borrower to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrower to the Guarantor, if the Bank so requests, shall be collected, enforced and received by the Guarantor as trustee for the Bank and shall be paid over to the Bank on account of the Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

     Section 7. Payments Generally. All payments by the Guarantor shall be made in the manner, at the place and in the currency (the "Payment Currency") required by the Facility Documents; provided, however, that (if the Payment Currency is other than U.S. dollars) the Guarantor may, at its option (or, if for any reason whatsoever the Guarantor is unable to effect payments in the foregoing manner, the Guarantor shall be obligated to) pay to the Bank at its principal office the equivalent amount in U.S. dollars computed at the selling rate of the Bank or a selling rate chosen by the Bank, most recently in effect on or prior to the date the Liability becomes due, for cable transfers of the Payment Currency to the place where the Liability is payable. In any case in which the Guarantor makes or is obligated to make payment in U.S. dollars, the Guarantor shall hold the Bank harmless from any loss incurred by the Bank arising from any change in the value of U.S. dollars in relation to the Payment Currency between the date the Liability becomes due and the date the Bank is actually able, following the conversion of the U.S. dollars paid by the Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Liability is payable, to apply such Payment Currency to such Liability. Any payment obligation of the Guarantor under this Guaranty in U.S. dollars shall not be discharged by an amount paid in another currency or in another place, pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to U.S. dollars and transfer to New York, New York under normal banking procedures does not yield the amount of U.S. dollars in New York, New York due under this Guaranty, and the Bank shall have a separate cause of action against the Guarantor in case of any such shortfall.

     Section 8. Certain Taxes. The Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein ("Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Guarantor, as promptly as possible thereafter, the Guarantor shall send the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Bank.

     Section 9. Representations and Warranties. The Guarantor represents and warrants that this Guaranty: (a) has been authorized by all necessary action; (b) does not violate any agreement, instrument, law, regulation or order applicable to the Guarantor; (c) does not require the consent or approval of any person or entity, including but not limited to any governmental authority, or any filing or registration of any kind; and (d) is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

     Section 10. Covenants The Guarantor covenants as follows:

     (a) Incorporation by Reference. The Guarantor will comply with and be bound by the covenant provisions set forth in Section 5 of the Syndicated Facility during the term of the Facility. The covenants under section 5 of the Syndicated Facility, together with the related definitions, as in effect on the date hereof are hereby incorporated herein by reference (mutandis mutandis) for the benefit of the Bank and shall continue for the purposes of this section 10 regardless of any amendment of, or any consent to any deviation from or other modification of the Syndicated Facility. If there is (x) any repayment in full of the loans, and termination of the commitments, under the Syndicated Facility, or (y) the termination of the Syndicated Facility or the participation of the Bank therein, in each case, prior to the Maturity Date of the Facility, then the Guarantor and the Bank shall negotiate in good faith mutually agreeable covenants with which the Guarantor shall comply hereunder to replace the covenants set forth in section 5 of the

Syndicated Facility. As used herein, the term "Syndicated Facility" means the U.S.$265,000,000 Credit Agreement entered into by the Borrower on November 21, 2000.

     (b) Financial Information. The Guarantor shall deliver to the Bank promptly, and in any event within 30 days, following the end of each fiscal quarter of the Guarantor such financial statements and other financial information concerning the Guarantor as the Bank may reasonably request.

     (c) Government Approvals. The Guarantor shall maintain and keep in full force and effect all approvals and consents required by any governmental authority for the issuance of the Guaranty.

     Section 11. Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

     Section 12 Setoff. The Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Guarantor at any of the Bank's offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to the Guarantor), in which case it shall promptly notify the Guarantor thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof.

     Section 13. Formalities. The Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Guaranty.

     Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Bank and the Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Bank to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

     Section 15. Expenses. The Guarantor shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including without limitation fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) incurred by the Bank in connection with the preparation, performance or enforcement of this Guaranty. The obligations of the Guarantor under this Section shall survive the termination of this Guaranty.

     Section 16. Assignment. This Guaranty shall be binding on, and shall inure to the benefit of the Guarantor, the Bank and their respective successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Guaranty without the written consent of the Bank. Without limiting the generality of the foregoing: (a) the obligations of the Guarantor under this Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if the Guarantor is a partnership, regardless of any change in the partnership as a result of death retirement or otherwise; and (b) the Bank may assign, sell participations in or otherwise transfer its rights under the Facility to any other person or entity, and the other person or entity shall then become vested with all the rights granted to the Bank in this Guaranty or otherwise.

     Section 17. Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

     Section 18. Governing Law. This Guaranty shall be governed by the law of the State of New York.

     Section 19. Jurisdiction; Service of Process. The Guarantor hereby agrees that any action or proceedings against the Guarantor with respect to this Guaranty or any judgment entered by any court in respect thereof may be brought in any court of or in the State of New York, and the Guarantor submits to the non-exclusive jurisdiction of each such court for the purpose of any such action or proceeding. The Guarantor agrees that service of all legal process in any action or proceeding in New York may be made upon its process agent in New York, C T Corporation, having offices on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York, 10011 (the "New York Process Agent"). The Guarantor hereby irrevocably appoints the New York Process Agent its true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such process and agrees that the failure of the New York Process Agent to give any notice of any such service of process to the Guarantor shall not impair or affect the validity of such service or of any judgment based thereon. The Guarantor agrees that it will at all times maintain in New York an agent for service of process in connection with any such action or proceeding against the Guarantor, and irrevocably consents to the service of process in any action or proceeding in said courts by the mailing thereof by registered or certified mail, postage prepaid, to the Guarantor at its address provided for herein. The foregoing shall not, however, limit the right of the Bank to serve process in any other manner permitted by law or to commence any action or proceeding or to obtain execution of judgment in any appropriate jurisdiction including but not limited to Panama or Venezuela. The Guarantor irrevocably waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty brought in New York, and further irrevocably waives any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Guarantor may not bring any action or proceeding against the Bank or any of its affiliates with respect to this Guaranty or any other document delivered in connection with this Guaranty in any jurisdiction other than the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. The Guarantor waives any right it may have to jury trial. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its authorized officer as of the date first above written.

                                             PANAMERICAN BEVERAGES INC.

                                             By:
                                                -----------------------------
                                                 Name:
                                                 Title:

                                             Address:

                                             Torre Dresdner Bank
                                             Floor 7, Calle #50
                                             Panama City 55-0820
                                             Republic of Panama